EXHIBIT 10.05
                          EMPLOYEE STOCK PURCHASE PLAN


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                          EMPLOYEE STOCK PURCHASE PLAN

1 Purpose. The Employee Stock Purchase Plan (the "Plan") has been adopted by DYNASIL CORPORATION OF AMERICA ("the Company"), to foster continued cordial employee relations, to encourage and assist its employees and the employees of its affiliates (including officers and directors who are employees) in acquiring a share ownership interest, and to help them provide for their future security. For this purpose, there are being reserved for issuance under the Plan 50,000 Common Shares.

2 Eligibility. Any full-time employee of the Company or of any of its affiliates is eligible to become a member of the Plan, provided such employee has completed ninety days continuous service. The term "affiliates" as used in this Plan means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain own shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

3 Maximum Shares to be Purchased. During any twelve (12) month period, an Employee shall be prohibited from purchasing pursuant to the Employee Stock Purchase Plan, more than that number of shares for which the total purchase price is $5,000. This means, for example, if the purchase price is $5.00 per share, then an employee may purchase no more than 1,000 shares during any twelve
(12) month period.

4 Purchase Price. The purchase price per Share shall be sixty five (65%) percent of the Market Price of the Shares. For purposes of this calculation, "Market Price" shall mean the average closing bid price per share as quoted on the OTC Bulletin Board or the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") for the five business days prior to the execution of the request to purchase shares.

5 Administration of the Plan. The Plan shall be administered by such officers or other employees of the Company as the Company may from time to time select, and the persons so selected shall be responsible for the administration of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company.

6 Modification and Termination. The Company expects to continue the Plan until such time as 50,000 Common Shares have been sold. As future conditions cannot be foreseen, the right is reserved by the Company to terminate the Plan at any time in its entirety, or modify it from time to time by action of the Board of Directors. The Company shall promptly give notice of any such modification or termination to the members affected.


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7 Registration of Shares. The Board of Directors, in its sole discretion, shall determine whether the Shares being issued pursuant to this Plan shall be issued pursuant to the exemption from registration provided by Rule 701 of the Securities Act of 1933, (the "Act") as amended, or shall be registered pursuant to the terms of the Act. Nothing herein shall be construed to mean that the Company shall have a duty to register such Shares, and purchasers may be required to dispose of the Shares pursuant to Rule 144 of the Act.


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